ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT, dated as of May 4, 1998, by and among APPLE SOUTH, INC., a Georgia corporation ("Seller"), FLORIDA APPLE NORTH, L.L.C., a Florida limited liability company, FLORIDA APPLE SOUTH, L.L.C., a Florida limited liability company, FLORIDA APPLE WEST, L.L.C., a Florida limited liability company, and WIGEL PARTNERSHIP, a general partnership organized under the laws of the State of New York (collectively, the "Purchasers" and individually a "Purchaser"),

                              W I T N E S S E T H :

     WHEREAS, Seller owns and operates a number of Applebee's Neighborhood Grill & Bar franchise restaurants ("Applebee's");and

     WHEREAS, Seller desires to sell to Purchasers certain Applebee's and related property, and Purchasers desire to purchase such assets, all on the terms and subject to the conditions set forth herein;

     NOW,  THEREFORE,  in  consideration  of the  premises  and  other  good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                             ARTICLE I - DEFINITIONS

     1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

     "Action" shall mean any action, suit, litigation, complaint, counterclaim, claim, petition, mediation contest, or administrative proceeding, whether at law, in equity, in arbitration or otherwise, and whether conducted by or before any Government or other Person.

     "ADI's" shall mean Arbitron Rating Areas of Dominant Influence.

     "ADI Personnel" shall have the meaning set forth in Section 4.4.

     "Assets" shall mean the following:

     (i) all tangible personal property of any kind located in the Restaurants or on the Real Property, including, but not limited to, equipment, appliances, machinery, tables, chairs, other furniture, bars, tableware, cookware, utensils, furnishings, signage, leasehold improvements, fixtures, uniforms, supplies, food and beverage inventory (including beer, liquor, and wine inventory), and advertising and promotional materials;

     (ii) $1,500 cash in each Restaurant;

     (iii) all prepaid items relating exclusively to the Business;

     (iv) all assignable Permits;

     (v)all   assignable   rights  under   express  or  implied   warranties  of
manufacturers, distributors, or retailers relating to the Assets;

     (vi) all of Seller's supplier lists, demographic, statistical, and other information related exclusively to the Business;

     (vii) copies of Seller's employee records of those current employees of Seller who will be employed by Purchasers as of the Closing (subject to execution of a release by each affected employee allowing for the disclosure of such files).


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     (viii) the Contracts and Leases;

     (ix) the Owned Real Property; and

     (x) All records and files related to the Real Property such as rent calculations, landlord correspondence, purchase agreements, deeds, construction documents, title reports, environmental and engineering reports, appraisals, surveys, etc.

     "Assets" shall not include cash in the Restaurants in excess of $1,500 per Restaurant, bank accounts, or any other property, tangible or intangible, real or personal, not described above.

     "Assumed Liabilities" shall mean (i) all obligations of Seller that accrue after the Closing under the terms of the Contracts and Leases, (ii) all obligations of Seller under the Contracts and Leases that accrue prior to the Closing but which are not due for payment until after the Closing and which are taken into account in computing the Purchase Price pursuant to Section 2.3,
(iii) obligations arising after the Closing under any Permits which are assigned to Purchasers, (iv) all Property Taxes and all other obligations with respect to the Assets that accrue prior to the Closing but which are not due for payment until after the Closing and which are taken into account in computing the Purchase Price pursuant to Section 2.3, (v) all Property Taxes and all other obligations with respect to the Assets that accrue after the Closing, (vi) gift certificates issued by Seller prior to Closing, (vii) accrued vacation of ADI Personnel assumed pursuant to Section 6.3(c), and (viii) all Development Costs with respect to Seller's development activities under Section 4.7. Assumed Liabilities shall not include any liability, obligation, payment, duty, or responsibility of any nature except as expressly described above and specifically shall not include (i) liabilities or obligations of Seller arising out of any breach by Seller of any of the Contracts or Leases; (ii) except as provided in clauses (ii) or (iv) above, liabilities or obligations of Seller under any of the Contracts or Leases or with respect to the Owned Real Property or other Assets that accrue in any such case prior to the Closing; (iii) any liabilities or obligations of Seller under the Franchise Agreements; (iv) any liability of Seller for product liability, personal injury, property damage, or otherwise based on any tort claim or statutory liability (including but not limited to any "dram shop" liability); (v) any federal, state, or local tax liability of Seller except to the extent expressly assumed hereunder, (vi) any contractual claim based on any lease, contract, or agreement other than liabilities assumed hereunder with respect to the Contracts and Leases; (vii) any liability, obligation, or responsibility of Seller to Seller's employees, agents, or independent contractors with respect to wages, salaries, bonuses, or other compensation or benefits earned or accrued prior to the Closing (except for accrued vacation assumed pursuant to Section 6.3(c)); and (viii) any liability or obligation of Seller arising out of the negotiation, execution, or performance of this Agreement, including fees and expenses of attorneys and accountants, except as otherwise expressly provided herein.

     "Bill of Sale and Assignment Agreement" shall mean an instrument in substantially the form of Exhibit A hereto pursuant to which the Assets (except for the Owned Real Property) will be transferred and assigned to Purchasers at the Closing and pursuant to which Purchasers will assume the Assumed Liabilities.

     "Business" shall mean the business of owning and operating the Restaurants and developing and opening new Applebee's in the Territory, as conducted prior to the Closing by Seller pursuant to the Franchise Agreements.

     "Closing" shall have the meaning set forth in Section 2.6 hereof.

     "Closing Date" shall mean the time and date that the Closing occurs.

     "Code" shall mean the United States Internal Revenue Code of 1986, as amended, and all regulations thereunder. Any reference herein to a specific

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section or sections  of the Code shall be deemed to include a  reference  to any corresponding provision of future law.

     "Consents" shall mean all consents, approvals, and estoppels of others which are required to be obtained in order to effect the valid assignment, transfer, and conveyance to Purchasers of the Material Contracts and the Leases without resulting in any default thereunder.

     "Contracts" shall mean all contracts, agreements, and leases of equipment or other personal property that relate exclusively to the Business; provided, however, that the Franchise Agreements and, except as otherwise expressly provided herein, contracts relating to employee benefits are not included within the meaning of "Contracts."

     "Deeds" shall mean special warranty deeds, limited warranty deeds or other appropriate instruments to convey good and marketable fee simple title to the Owned Real Property, with the warranty of title contained therein limited to the claims of Persons claiming by, through or under Seller, but not otherwise.

     "Development Costs" shall mean all of Seller's out-of-pocket costs paid in connection with the development of the restaurant listed on Schedule 4.7 and capitalized in accordance with generally accepted accounting principles including, but not limited to, the purchase price paid for real estate; acquisition and closing costs, such as legal fees, engineering fees, surveys, transfer taxes, title policies, and the like; costs of obtaining leases, such as legal fees, surveys, title policies, and the like; environmental investigation costs; the cost of permits, approvals, variances, or rezonings; land development costs; construction costs; the cost of equipment and other personal property acquired for the restaurants; and construction period insurance. Seller's internal costs and Seller's pre-opening expenses shall not constitute Development Costs.

     "Disclosure   Memorandum"   shall  mean  the  set  of  numbered   schedules
referencing Sections of this Agreement delivered by Seller and dated of even date herewith.

     "Effective Time" shall have the meaning set forth in Section 2.5 hereof.

     "Environmental Laws" shall mean all federal, state, municipal, and local laws, statutes, ordinances, rules, regulations, conventions, and decrees relating to the environment, including without limitation, those relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, or Hazardous Materials or wastes of every kind and nature into the environment (including without limitation ambient air, surface water, ground water, soil, and subsoil), or otherwise relating to the manufacture, generation, processing, distribution, application, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes, and any and all laws, rules, regulations, codes, directives, orders, decrees, judgments, injunctions, consent agreements, stipulations, provisions, and conditions of Environmental Permits, licenses, injunctions, consent agreements, stipulations, certificates of authorization, and other operating authorizations, entered, promulgated, or approved thereunder.

     "Environmental Permits" shall mean all permits, licenses, certificates, approvals, authorizations, regulatory plans or compliance schedules required by applicable Environmental Laws, or issued by a Government pursuant to applicable Environmental Laws, or entered into by agreement of the party to be bound, relating to activities that affect the environment, including without limitation, permits, licenses, certificates, approvals, authorizations, regulatory plans and compliance schedules for air emissions, water discharges, pesticide and herbicide or other agricultural chemical storage, use or application, and Hazardous Material or Solid Waste generation, use, storage, treatment and disposal.


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     "Excluded  Restaurants" shall mean those Restaurants  designated as such in accordance with Section 4.9(e), Section 7.1(a), or Section 7.1(b).

     "Forum" shall mean any federal,  state, local, municipal, or foreign court,
governmental   agency,   administrative  body  or  agency,   tribunal,   private
alternative dispute resolution system, or arbitration panel.

     "Financing Commitment" shall have the meaning set forth in Section 6.4.

     "Franchise Agreements" shall mean those development  agreements,  franchise
agreements,   and  other  agreements  between  Seller  and  Franchisor  relating exclusively to the Territory.

     "Franchisor" shall mean Applebee's International, Inc.

     "Financial Statements" shall have the meaning set forth in Section 3.8.

     "Government" shall mean any federal,  state, local,  municipal,  or foreign
government   or   any   department,    commission,    board,   bureau,   agency,
instrumentality, unit, or taxing authority thereof.

     "Hazardous Material" shall mean all substances and materials designated as hazardous or toxic as of the date hereof or as of the Closing Date pursuant to any applicable Environmental Law.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Knowledge of Seller" (or words of like effect) when used to qualify a representation, warranty, or other statement shall mean the actual knowledge of Seller's district operators in the Territory (after a diligent review with the general manager of each Restaurant of each matter herein subject to a knowledge qualifier and after obtaining a completed and signed questionnaire from each general manager relating to such matters in a form approved by Purchasers) and all management of Seller senior thereto.

     "Leases" shall mean the leases of real property and improvements described on Schedule 1.1B and any leases subsequently entered into and pertaining to new restaurants being developed pursuant to Section 4.7.

     "Material Contracts" shall mean all Contracts that involve monetary obligations of Seller of more than $12,000 per year and that are not cancelable by Seller upon sixty days notice or less.

     "Minor Contracts" shall mean all Contracts that are not Material Contracts.

     "Note" shall mean a promissory note of Purchasers in the form of Exhibit E attached hereto payable to Seller in the principal amount of $537,760 and bearing interest at the rate of 2.5% per quarter simple interest. The Note shall be payable in eight equal quarterly installments of $75,000 each, with each such installment to be applied first to accrued interest and the remainder to principal.

     "Orders" shall mean all applicable orders, writs, judgments, decrees, rulings, consent agreements, and awards of or by any Forum or entered by consent of the party to be bound.

     "Owned Real Property" shall mean those tracts and parcels of land owned by Seller on which a Restaurant is located or which is being held for development pursuant to Section 4.7 (all of which tracts and parcels are described in
Schedule 1.1C) or which is acquired by Seller prior to Closing for development pursuant to Section 4.7, together with all buildings, fixtures, signs, parking facilities, and other improvements located thereon and all tenements, hereditaments, easements, rights, ways, powers, privileges, immunities, and opportunities belonging or in any way pertaining thereto.


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     "Permits"  shall  mean all  rights of Seller  under any  liquor,  alcoholic beverage, beer and wine licenses, other licenses of every kind, certificates of occupancy, and permits or approvals of any nature, from governmental and
regulatory   authorities   which  relate   exclusively  to  the  Business,   the
Restaurants, or the Real Property.

     "Permitted Encumbrances" shall mean, in the case of all Real Property, (i) such easements, restrictions, covenants, and other such encumbrances which are shown as exceptions on the Title Commitments and any other encumbrances of record as of the effective date of the Title Commitments, (ii) ordinances
(municipal and zoning), (iii) survey matters, and (iv) such easements, restrictions, covenants, and other encumbrances which become matters of public record after the date of the Title Commitments and before the Closing, in each case of items (i) through (iii) above solely to the extent that such encumbrances would not unreasonably interfere with the marketability of such Real Property for either restaurant or any commercial use (except as limited by restrictions of record when Seller acquired the Real Property) or that are waived, or deemed to be waived, by Purchasers pursuant to Section 7.1(a). Permitted Encumbrances shall include in the case of both Real Property and personal property all pending liens for taxes not yet due and payable. In the case of Assets pertaining to Applebee's under development pursuant to Section 4.7, Permitted Encumbrances shall include all mechanic's, materialman's, and other liens relating to Assumed Liabilities.

     "Person" shall include an individual,  a  partnership,  a joint venture,  a
corporation,   a  limited   liability   company,   a  trust,  an  unincorporated
organization, a government, and any other legal entity.

     "Property Taxes" shall mean all ad valorem, real property, and personal property taxes, all general and special private and public assessments, all other property taxes, and all similar obligations pertaining to the Assets.

     "Real Property" shall mean the land and improvements comprising the Owned Real Property and all land and improvements subject to Leases.

     "Restaurants" shall mean the 34 Applebee's operated by Seller at the locations set forth on Schedule 1.1A and any additional Applebee's completed prior to Closing pursuant to Section 4.7.

     "Schedules" shall mean the numbered sections of the Disclosure Memorandum.

     "Seller Plans" shall have the meaning set forth on Schedule 3.15.

     "Solid Waste" shall mean any garbage, refuse, sludge from a waste treatment plant, water supply treatment plant, or air pollution control facility, and other discarded material, including solid, liquid, semisolid, or contained gaseous material resulting from industrial, commercial, mining, and agricultural operations, and from community activities.

     "Termination Date" shall mean July 31, 1998.

     "Territory" shall mean those ADI's consisting of (i) Ft. Myers-Naples, Florida ADI (Glades, Charlotte, Lee, Hendry, and Collier Counties), (ii) West Palm Beach - Ft. Pierce-Vero Beach, Florida ADI (Indian River, Okeechohee, St. Lucie, Martin, and Palm Beach Counties), (iii) that portion of Tampa-St. Petersburg ADI consisting of Sarasota County, Florida, and (iv) Jacksonville, Florida ADI (Hamilton, Suwanee, Columbia, Baker, Union, Bradford, Putnam, Clay, Duval, St. Johns, and Nassau Counties, Florida and Camden, Glynn, Brantley, Charlton, Ware, and Clinch Counties, Georgia).

     "Title Commitments" shall have the meaning set forth in Section 7.1(a).

     "Title Policies" shall mean the Owner's Title Policies and the Lessee's Title Policies as defined in Section 7.1(a).



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                         ARTICLE II - PURCHASE AND SALE

     2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, transfer, and assign to Purchasers the Assets (divided among the Purchasers as they may direct Seller in writing) free and clear of any mortgage, security interest, lien, charge, claim, or other encumbrance of any nature except the Permitted Encumbrances, and Purchasers shall purchase the Assets from Seller for the Purchase Price set forth in Section 2.3.

     2.2 Assumption of Liabilities. As of the Effective Time, Purchasers shall assume all of the Assumed Liabilities. Except for the Assumed Liabilities, Purchasers do not hereby assume or agree to assume or pay any obligations, liabilities, indebtedness, duties, responsibilities, or commitments of Seller or any other Person, of any nature whatsoever, whether known or unknown, absolute or contingent, due or to become due.

     2.3 Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be $65,006,760 adjusted as follows:

     (a) The amount of the purchase price shall be increased by (i) all Property Taxes accruing with respect to the Assets after the Closing that have been paid by Seller prior to Closing; (ii) all amounts paid by Seller under the Contracts and Leases with respect to periods after the Closing; (iii) any other prepaid expenses pertaining to the Business (such as telephone expenses, advertising expenses, utility charges, and the like) with respect and relating to periods after the Closing; and (iv) the amount of Seller's Development Costs for 5055 J. Turner Butler Blvd., Jacksonville, Florida.

     (b) The amount of the purchase price shall be decreased by (i) all Property Taxes accruing with respect to the Assets prior to the Closing that are due and payable after the Closing and that have not been paid as of the Closing, (ii) all amounts payable under the Contracts and Leases that pertain to periods before the Closing but are due and payable after the Closing and that have not been paid as of the Closing, (iii) the cost of unused vacation accrued as of the Closing Date by ADI Personnel hired by Purchasers the cost of which is being assumed by Purchasers pursuant to Section 6.3(c), and (iv) the amount of any Purchase Price adjustment for any Excluded Restaurant and attendant Assets pursuant to Section 2.8.

     (c) The amount of the purchase price shall be further adjusted to reflect any expense paid by one party which the other party has agreed to pay or share pursuant to Section 10.1 or otherwise pursuant to this Agreement.

     Schedule 2.3 sets forth the items expected to require an adjustment pursuant to subparagraphs (a) and (b) above, whether each such adjustment is expected to result in an increase or decrease in the Purchase Price, and the estimated amount of each such adjustment. At the Closing the foregoing adjustments shall be calculated by the parties and set forth on a schedule which shall be signed by both parties. To the extent that Property Taxes or other items are not known at the time of Closing, the parties shall estimate the amounts in good faith and adjust the same at such time as such amounts are finally known. The Purchase Price shall be paid by Purchasers on the Closing Date by delivery of the Note duly executed by Purchasers and by wire transfer to an account designated by Seller of immediately available funds in an amount equal to the remainder of the Purchase Price.

     2.4 Deliveries at the Closing. (a) At the Closing, Seller shall deliver to Purchasers the following:

     (i) A certificate executed by Seller, dated as of the Closing Date, certifying in such detail as Purchasers may reasonably request that (A) subject to the matters disclosed in the Disclosure Memorandum, all representations and warranties of Seller in this Agreement are true in all material respects as of the Closing Date, and (B) Seller has performed and complied in all material

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respects  with all of its  obligations  under  this  Agreement  which  are to be performed or complied with by the Seller prior to or on the Closing Date;

     (ii) A certificate of the Secretary or an Assistant Secretary of Seller, dated as of the Closing Date, certifying in such detail as Purchasers may reasonably request (A) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery, and performance of this Agreement, the Bill of Sale and Assignment Agreement, and the Deeds, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, and (B) as to the incumbency and specimen signature of each officer of Seller executing this Agreement, the Bill of Sale and Assignment Agreement, the Deeds, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of Seller as to the incumbency and signature of the officer signing such certificate;

     (iii) The opinion of Kilpatrick Stockton LLP, counsel to Seller, in substantially the form of Exhibit B hereto;

     (iv) The Bill of Sale and Assignment Agreement, duly executed by Seller;

     (v) The Consents (except with respect to any Excluded Restaurant);

     (vi) The Deeds (except with respect to any Excluded Restaurant), duly executed by Seller;

     (vii) A Cross-Receipt, duly executed by Seller; and

     (viii) Any other documents that Purchasers may reasonably request prior to the Closing to effectuate the transactions contemplated hereby.

     (b) At the Closing Purchasers shall deliver to Seller the following:

     (i) A certificate executed by Purchasers, dated as of the Closing Date, certifying in such detail as Seller may reasonably request to the fulfillment of the conditions specified in Sections 7.3(a) and (b) hereof;

     (ii) A certificate of a manager (or in the case of WIGEL Partnership, a partner) of each Purchaser, dated as of the Closing Date, certifying in such detail as Seller may request (A) that attached thereto is a true and complete copy of resolutions adopted by the members of Purchasers authorizing the execution, delivery and performance of this Agreement, the Bill of Sale and Assignment Agreement, and the Note and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, and (B) as to the incumbency and specimen signature of each manager (or in the case of WIGEL Partnership, each partner) of a Purchaser executing this Agreement, and any certificate or instrument furnished pursuant hereto or to be furnished in connection herewith as of the Closing Date, and a certification by another manager (or in the case of WIGEL Partnership, another partner) of each Purchaser as to the incumbency and signature of the officer signing such certificate;

     (iii) The funds constituting the cash portion of the Purchase Price;

     (iv)  The  Bill  of  Sale  and  Assignment  Agreement,   duly  executed  by
Purchasers;

     (v) The opinion of Chopin, Miller & Yudenfreund, counsel to Purchasers, in substantially the form of Exhibit C hereto;

     (vi) A Cross-Receipt, duly executed by Purchasers;

     (vii) The Note, duly executed by Purchasers; and

     (viii) Any other documents that Seller may reasonably  request prior to the

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Closing to effectuate the transactions contemplated hereby.

     2.5 Transfer of Operations. Purchasers shall be entitled to immediate possession of, and to exercise all rights arising under, the Assets from and after the time that the Restaurants open for business on the Closing Date, and operation of the Restaurants shall transfer at such time (the "Effective Time"). Except as expressly provided in this Agreement, all profits, losses, liabilities, claims, or injuries arising before the Effective Time shall be solely to the benefit or the risk of Seller. All such occurrences after the Effective Time shall be solely to the benefit or the risk of Purchasers. The risk of loss or damage by fire, storm, flood, theft, or other casualty or cause shall be in all respects upon Seller prior to the Effective Time and upon the Purchasers thereafter.

     2.6 Closing. The closing of the transactions described in this Article II (the "Closing") shall take place at the offices of Kilpatrick Stockton LLP, Suite 2800, 1100 Peachtree Street, Atlanta, Georgia, at 10:00 a.m. on June 26, 1998, or on such other date and time as may be mutually agreed upon by the parties hereto.

     2.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the various Assets as set forth on Schedule 2.7 hereof. Each party hereby agrees that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is inconsistent with the terms of this Section 2.7.

     2.8 Excluded Restaurants. If any Restaurants are designated as Excluded Restaurants in accordance with Sections 4.9(e), 7.1(a) or 7.1(b), then the Lease or the Owned Real Property and all other Assets relating exclusively to such Excluded Restaurants shall not be transferred to Purchasers hereunder, Assumed Liabilities pertaining to such Excluded Restaurants shall not be assumed by Purchasers hereunder, and the Purchase Price shall be reduced by the amounts allocated to such Excluded Restaurants and attendant Assets on Schedule 2.7.

     2.9 Further Assurances. From time to time after the Closing at Purchasers' request and expense, Seller shall execute, acknowledge, and deliver to Purchasers such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications, and further assurances as Purchasers may reasonably require to vest more effectively in Purchasers, or to put Purchasers more fully in possession of, any of the Assets, or to better enable Purchasers to complete, perform and discharge the Assumed Liabilities. Each party hereto will cooperate with the other and execute and deliver to the other party hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purpose of this Agreement.


             ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER

     Subject to the limitations and exceptions set forth in the Disclosure Memorandum dated of even date hereof and attached to and incorporated herein, Seller hereby represents and warrants to Purchasers as follows:

     3.1 Organization, Qualifications and Corporate Power. Seller is a corporation duly incorporated and organized, validly existing, and in good standing under the laws of the State of Georgia. Seller has the corporate power and authority to execute, deliver, and perform this Agreement, the Bill of Sale and Assignment Agreement, the Deeds, and all other agreements, documents, certificates, and other papers contemplated to be delivered by Seller pursuant to this Agreement.

     3.2 Authorization. The execution, delivery, and performance by Seller of this Agreement, the Bill of Sale and Assignment Agreement, the Deeds, and all other agreements, documents, certificates, and other papers contemplated to be delivered by Seller pursuant to this Agreement have been duly authorized by the Board of Directors of Seller.

     3.3 Non-Contravention. Subject to obtaining the consents to assignment of the Leases and Material Contracts set forth on Schedule 3.3, the execution, delivery and performance of this Agreement will not violate or result in a breach of any term of Seller's Articles of Incorporation or Bylaws, result in a breach of any agreement or other instrument to which Seller is a party (except for defaults under Minor Contracts where the consent of the other party or parties to such contract to the assignment thereof will not be obtained) or violate any law or any order, rule, or regulation applicable to Seller of any court or of any regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over Seller; and will not result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the Assets. Except as set forth on Schedule 3.3 and except for consents required under Minor Contracts, the execution, delivery and performance of this Agreement and the other documents executed in connection herewith, and the consummation of the transactions contemplated hereby and thereby do not require any filing with, notice to or consent, waiver or approval of any third party, including but not limited to, any governmental body or entity other than any filing required under the HSR Act and the expiration of any applicable waiting period thereunder. Schedule 3.3 identifies separately each notice, consent, waiver, or approval by reference to each Lease and to each Material Contract to which it is applicable.

     3.4 Validity. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors' rights. When the Bill of Sale and Assignment Agreement has been executed and delivered in accordance with this Agreement, it will constitute the legal, valid, and binding obligation of Seller, enforceable in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors' rights.

     3.5 Assets. (a) Seller has good and valid title to all of the Assets constituting personal property, free and clear of any and all mortgages, pledges, security interests, liens, charges, conditional sales agreements, and other encumbrances except Permitted Encumbrances.

     (b) The Assets located at each Restaurant as of the date hereof constitute all tangible personal property required on site to operate the Restaurant generally and in accordance with the Franchise Agreements specifically.

     (c) There are no assets or property of any nature which is not being transferred to Purchasers hereunder that has been customarily used exclusively in the operation or ownership of the Restaurants other than Permits and software licenses that are not assignable.

     (d) Each Asset constituting tangible personal property having a cost or a fair market value of $2,000 or more is in good operating condition consistent with its age, subject to normal wear and tear.

     3.6 Contracts and Leases.

     (a) Each Material Contract and Lease is a valid and subsisting agreement, without any material default of Seller thereunder, and to the knowledge of Seller, without any default on the part of any other party thereto. To the knowledge of Seller, no event or occurrence has transpired which with the passage of time or giving of notice or both will constitute a default under any Material Contract or Lease. A true and correct list of each Material Contract and Lease and every amendment thereto or other agreement or document relating thereto is set forth as Schedule 3.6 to this Agreement. True and correct copies of the Material Contracts and Leases (and any amendments thereto) have been provided to Purchasers. At the time of Closing, Seller shall have made all payments and performed all obligations due through the Closing Date under each Contract and Lease, except to the extent that any payment due is set forth on
Schedule 2.3 and deducted in calculating the Purchase Price pursuant to Section 2.3.

     (b) No Contract or Lease has been assigned by Seller or any interest granted therein by Seller to any third party, or is subject to any mortgage, pledge, hypothecation, security interest, lien, or other encumbrance or claim.

     (c) Seller's possession of property subject to the Leases has not been disturbed, nor has any claim been asserted against Seller's rights in such leasehold interests.

     (d) The Contracts have been entered into in the ordinary course of Seller's business and, to Seller's knowledge, contain commercially reasonable terms.

     3.7 Real Property.

     (a) Schedule 3.7(a) sets forth with respect to each Restaurant, its location, whether it is located on Owned Real Property or is on a site subject to a Lease, and whether the improvements are owned or leased.

     (b) The water, electric, gas, and sewer utility services, and storm drainage facilities currently available to each parcel of Real Property are adequate for the operation of the Restaurants as presently operated, and there is no condition which will result in the termination of the present access from each parcel of Real Property to such utility services and other facilities.

     (c) Seller has obtained all authorizations and rights-of-way which are necessary to ensure vehicular and pedestrian ingress and egress to and from the site of each Restaurant, all of which are assignable and shall be assigned to Purchasers at the Closing.

     (d) Except as shown on Schedule 3.7(d)/(f), Seller has received no notice that any governmental body having the power of eminent domain over any parcel of Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to any part of the Real Property.

     (e) The Real Property and the present uses thereof comply in all material respects with all laws and regulations (including zoning laws and ordinances) of all Governments having jurisdiction over the Real Property, and Seller has received no notice from any Government alleging that the Real Property or any improvements erected or situated thereon, or the uses conducted thereon or therein, violate any regulations of any Government having jurisdiction over the Real Property.

     (f) Except as shown on Schedule 3.7(d)/(f), no work for municipal improvements has been commenced on or in connection with any parcel of Real Property or any street adjacent thereto and to the knowledge of Seller, no such improvements are contemplated. No assessment for public improvements has been made against the Real Property which remains unpaid. No notice from any Government has been served upon the Real Property or the Seller, or received by any owner of any of the Real Property subject to a Lease, requiring or calling attention to the need for any work, repair, construction, alteration, or installation on or in connection with the Real Property which has not been complied with.

     (g) Seller holds all Environmental Permits necessary for conducting the Business and has conducted, and is presently conducting, the Business in material compliance with all applicable Environmental Laws and Environmental Permits held by it, including, without limitation, all record keeping and filing requirements. To the Seller's knowledge, all Hazardous Materials and Solid Waste, on, in, or under Real Property have been properly removed and disposed of, and to the Seller's knowledge no past or present disposal, discharge, spill, or other release of, or treatment, transportation, or other handling of Hazardous Materials or Solid Waste on, in, under, or off-site from any Real Property will subject the Purchasers, or any subsequent owner, occupant, or operator of the Real Property to corrective or compliance action or any other liability. There are no presently pending, or to Seller's knowledge, threatened Actions or Orders against or involving Seller relating to any alleged past or ongoing violation of any Environmental Laws or Environmental Permits with respect to the Real Property, nor to Seller's knowledge is Seller subject to any liability for any such past or ongoing violation. The foregoing representations exclude the matters disclosed in the environmental reports referenced in
Schedule 3.7(g).

     3.8 Financial Statements. Schedule 3.8 contains for each Restaurant unaudited statements of operations as of the end of the 1997 fiscal year and for each fiscal month ended thereafter through the date hereof for which such statements are available, prepared in accordance with generally accepted accounting principles, except for the absence of explanatory notes and except as otherwise expressly described therein (the "Financial Statements"). The
Financial Statements fairly present the operations of the Restaurants for the periods presented and as of their respective dates.

     3.9 Taxes. All Property Taxes relating to the Assets have been fully paid for 1997 and all prior tax years and there are no delinquent Property Tax liens or assessments. Seller has also timely filed (or will timely file) all other tax returns and reports of whatever kind pertaining to the Assets and required to be filed by Seller up to the Closing Date. Seller has paid (or will timely pay) all taxes of whatever kind, including any interest, penalties, governmental charges, duties, fees, and fines imposed by all governmental entities or taxing authorities, which are due and payable prior to the Closing Date or which relate to any period prior to the Closing Date, the nonpayment of which would result in lien on any of the Assets. There are no audits, suits, actions, claims, investigations, inquiries, or proceedings pending or, to Seller's knowledge, threatened against Seller with respect to taxes, interest, penalties, governmental charges, duties, or fines, nor are any such matters under discussion with any governmental authority, nor have any claims for additional taxes, interest, penalties, charges, fines, fees, or duties been received by or assessed against Seller that in any such case affect the Assets.

     3.10 Litigation. (a) Except as set forth on Schedule 3.10, there is no material action, suit, investigation, or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller that pertains to the Restaurants, or any of the Assets before any Forum.

     (b) Seller is not a party to, or subject to any Order entered in any Action brought by any Government or Person seeking to prevent the execution of this Agreement or the consummation of the transactions contemplated hereby.

     3.11 Permits. Seller has all material Permits as are necessary to operate the Restaurants. Seller has fulfilled and performed all of its material obligations with respect to such Permits and no event has occurred which allows, nor after notice or lapse of time or both would allow, revocation or termination thereof or would result in any other impairment of the rights of the holder of any such Permits.

     3.12 Health and Safety Requirements. To the knowledge of Seller, Seller is in compliance with all laws, governmental standards, rules and regulations applicable to Seller or to any of the Assets in respect to the Americans with Disabilities Act and similar state laws, occupational health and safety laws, and Environmental Laws except as shown on Schedule 3.12.

     3.13 Employment Contracts, Etc. Seller is not a party to any written employment agreements related to the employees at the Restaurants (or any oral agreements providing for employment other than employment "at will") or any deferred compensation agreements.

     3.14 Labor Matters. Seller is not and never has been a party to any collective bargaining or other labor agreement affecting the Business. There is no pending or threatened labor dispute, strike, work stoppage, union representation, election, negotiation of collective bargaining agreement, or similar labor matter affecting the Business. Seller is not involved in any controversy with any group of its employees or any organization representing any employees involved in the Business, and to the knowledge of Seller, Seller is in compliance with all applicable Government laws and regulations concerning the employer/employee relationship, including but not limited to wage/hour laws, laws prohibiting discrimination, and labor laws. Seller is in compliance with all laws relating to the employment of its employees, including, without limitation, provisions thereof relating to wages, bonuses, hours of work and the payment of Social Security taxes, and Seller is not liable for any unpaid wages, bonuses, or commissions or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing.

     3.15 Employee Benefits.

     (a) Schedule 3.15 hereto contains a true and complete list of all the following agreements or plans of Seller which are presently in effect and which pertain to any of the employees engaged in the Business:

     (i) "employee welfare benefit plans" and "employee pension benefit plans," as defined in Sections 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

     (ii) any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, health, hospitalization, medical, life insurance, vision, dental, prescription drug, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, group legal benefits, fringe benefits, or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which Sellers maintains or to which Seller has any outstanding, present, or future obligation to contribute to or make payments under, whether voluntary, contingent, or otherwise (the plans, programs, policies, or arrangements described in clauses (i) or (ii) are herein collectively referred to as the "Seller Plans").

     (b) Seller does not presently contribute, nor has it ever contributed or been obligated to contribute, to a multiemployer plan as defined in section 3(37)(A) of ERISA.

     (c) No Seller Plan is subject to Title IV of ERISA.

     3.16 Accuracy of Schedules, Certificates and Documents. All information concerning Seller contained in any certificate furnished to Purchasers pursuant to this Agreement or in the Disclosure Memorandum is or will be when furnished both complete and accurate in all material respects; and all documents furnished to Purchasers pursuant to this Agreement which are documents described in this Agreement or in the Disclosure Memorandum are true and correct copies of the documents which they purport to represent.


                        ARTICLE IV - COVENANTS OF SELLER

     4.1 Performance of Real Property Leases and Assumed Contracts. Seller shall, through the Closing Date, continue to faithfully and diligently perform each and every continuing obligation of Seller, if any, under each of the Leases and Material Contracts.

     4.2 Transfer of Licenses and Permits. Seller shall use its reasonable best efforts to assist Purchasers with the assumption, transfer, or reissuance of any and all Permits.

     4.3 Liabilities of Seller. All liabilities of Seller related to the Assets that do not constitute Assumed Liabilities will be promptly paid by Seller as they come due.

     4.4 Agreements Respecting Employees of Seller.

     (a) Prior to the Effective Time without the prior written approval of Purchasers, Seller shall not transfer or reassign to operations outside the Business (i) any employee exclusively involved in the operation or supervision of the Restaurants or (ii) any of Seller's district operators for the Territory (collectively, "ADI Personnel"). For a period of twelve months following the Closing, Seller shall not employ any ADI Personnel (or former employee of Seller who would have been an ADI Personnel but for a transfer by Seller or termination of employment with Seller on or before April 1, 1998) or for a period of eighteen months following the Closing solicit any such person for employment.

     (b) Seller shall be solely responsible for any severance amounts due or granted by Seller to any ADI Personnel.

     (c) Seller and Purchasers shall cooperate in the transition of coverage of ADI Personnel from Seller's health, medical, life insurance and other welfare plans to plans maintained by Purchasers.

     4.5 Conduct of Business. From the date hereof until Closing:

     (a) Seller shall (i) operate the Restaurants as they are currently being operated and in the ordinary course of business and in compliance with all terms and conditions of the Franchise Agreements, using its reasonable best efforts in keeping with Seller's historical practices to preserve and maintain the services of its employees and its relationships with suppliers and customers, (ii) pay all bills and debts incurred by it related to the Business promptly as they become due, and (iii) consult in advance with Purchasers on all decisions outside the ordinary course of business relating to the Assets or the Restaurants.

     (b) In particular, and without limiting the foregoing, with respect to the Business, Seller shall:

     (i) continue to conduct the advertising activities and efforts as set forth on Schedule 4.5;

     (ii) maintain the Assets consistent with past practices and in accordance with the maintenance capital expenditure budget set forth on Schedule 4.5;

     (iii) continue to conduct on a timely basis all Restaurant remodeling and refurbishments as set forth on Schedule 4.5, which Schedule shows the remodel and refurbishment activities for Seller with respect to the Territory as budgeted by Seller;

     (iv) continue to purchase and maintain inventories for each Restaurant in such quantities and quality as necessary to operate the Restaurants in accordance with Seller's historical practice;

     (v) continue to operate the Restaurants in accordance with all material applicable local, state, and federal laws and regulations; and

     (c) Further, with respect to the Restaurants, Seller shall not, without the express prior written approval of Purchasers:

     (i) change the ownership of the Assets;

     (ii) increase the rate of compensation to ADI Personnel beyond the usual and customary annual merit increases or bonuses under established compensation plans, except for payments under the stay-bonus plan described on Schedule 4.5;

     (iii) mortgage, pledge, or subject to lien (except in connection with development efforts pursuant to Section 4.7 in the ordinary course of business) any of the Assets;

     (iv) sell or otherwise dispose of any Asset described in Section 3.5(d) except replacement of such Asset in the ordinary course of business;

     (v) enter into any Material Contract except in the ordinary course of business;

     (vi) other than in the ordinary course of business, cancel or terminate or consent to or accept any cancellation or termination of any Material Contract or Lease, amend or otherwise modify any of its material terms or waive any breach of any of its material terms or provisions or take any other action in connection with any Material Contract or Lease that would materially impair the interests or rights of Seller to be transferred to Purchasers hereunder.

     4.6 Access to Information. Seller shall afford Purchasers, their counsel, financial advisors, auditors, lenders, lenders' counsel and other authorized representatives reasonable access for any purpose consistent with this Agreement from the date hereof until the Closing, during normal business hours, to the offices, properties, books, and records of Seller with respect to the Assets and the Restaurants and shall furnish to Purchasers such additional financial and operating data and other information as Seller may possess and as Purchasers may reasonably request, subject to Purchasers' obligations regarding the confidentiality of such information as set forth in Section 6.2 hereof; provided, however, that such access shall be arranged in advance by Purchasers with Seller and will be scheduled in a manner and with a frequency calculated to cause the minimum disruption of the business of Seller.

     4.7 Development Efforts. Seller shall use its reasonable best efforts to continue up to the Closing the development of the new Applebee's listed on
Schedule 4.7 in accordance with the timetable and budget set forth on such Schedule.

     4.8 Reporting Requirements. Through the Closing Date, Seller shall furnish to Purchasers:

     (a) Promptly after the occurrence, or failure to occur, of any such event, information respect to any event which has materially affected, adversely or otherwise, the Assets or the operations of the Restaurants.

     (b) As soon as available and in any event within fifteen business days after the end of each fiscal month, the statement of operations of each Restaurant for such month in the Seller's regularly prepared format.

     (c) Promptly after the commencement of each such matter, notice of all actions, charges, orders or other directives affecting the Business or any Restaurant that could materially affect the Assets, the operations, business, prospects or condition (financial or otherwise) of the Restaurant or the ability of Seller to perform its obligations hereunder;

     (d) Such other information respecting the Assets or the operations, business prospects, or condition (financial or otherwise) of the Restaurants as the Purchasers may from time to time reasonably request.

     4.9 Cooperation. (a) Insofar as such conditions are within its reasonable control or influence, Seller will use its reasonable best efforts to cause the conditions set forth in Article VII to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby, including obtaining the Consents.

     (b) The parties acknowledge that no consents will be sought with respect to any Minor Contract even if the failure to so obtain a consent to assignment may result in a default or termination thereunder.

     (c) Seller will use its reasonable best efforts to obtain required consents of landlords to the assignment of the Leases and shall bear any expenses associated with obtaining such consents; however, Seller shall not be required to make any payment to a landlord (other than reimbursement of expenses or as provided in subparagraph (d) below) or agree to any concessions or amendment to other leases or arrangements with such landlord in order to obtain such consents. If required in order to obtain a landlord's required consent to assignment of a Lease, Seller shall agree to remain liable on the Lease (but not on any extension obtained pursuant to Section 4.13). Seller shall not be required to guarantee any Lease.

     (d) If necessary to obtain a landlord's required consent to the assignment of a Lease, Seller and Purchasers shall spend up to a total of $100,000 (such cost to be paid one-half by Seller and one-half by Purchasers) for payment to the landlord, to fund legal action to obtain the consent, or for other similar purposes; provided that such expenditures shall not be required for more than three Leases.

     (e) If Seller is unable to obtain required consents to the assignment of three or fewer Leases, then such Leases shall not be assigned hereunder and the Restaurants located on the premises subject to such Leases shall constitute Excluded Restaurants.

     4.10 Subsequent Contracts. From the date of this Agreement to the Closing Date, Seller shall use its reasonable best efforts (a) to include in any Material Contracts entered into by Seller ("Subsequent Contracts") a provision permitting the assignment of any such Subsequent Contract to Purchasers and providing that upon such assignment, Purchasers shall succeed to all of Seller's rights, title, and interests thereunder subject to the Purchasers' assumption of all of Seller's duties, powers, and obligations under such Subsequent Contract, and (b) to ensure that no Subsequent Contract contains any provision which would limit in any way the rights, title, and interests of Seller or, prospectively, the Purchasers in the Assets.

     4.11 Transition Services.

     (a) For a period of three months after the Closing, if and to the extent requested in writing by Purchasers, Seller agrees to provide to Purchasers restaurant accounting, POS system support, and other services related to the Restaurants as mutually agreed upon between Seller and Purchasers (the "Services"). Purchasers shall give Seller thirty days advance written notice of the Services requested. The Services shall be provided promptly as requested and shall be provided in the same manner and with the same or similar personnel as Seller previously utilized.

     (b) Purchasers will pay for the Services on a monthly basis, after receipt of an invoice from Seller. The price for the Services shall be mutually agreed upon by the parties.

     (c) Seller is not required to maintain the employment of any specific personnel in connection with providing the Services; provided, however, that if requested by Purchasers, Seller shall offer to specifically designated personnel a bonus incentive to remain for the three-month period. The amount of such bonus shall be at the discretion of Purchasers. Such bonus, if accepted by the employee, shall be paid by Purchasers at the end of the three-month period, or for such shorter period as Purchasers may determine.

     4.12 Delivery of Real Estate Documents. Within two days of the date hereof Seller shall provide to Purchasers legal descriptions of the Owned Real Property and copies of all surveys, title policies, and environmental reports pertaining to the Owned Real Property in Seller's possession.

     4.13 Leases. Seller shall use its reasonable best efforts to obtain extensions or options to extend so that each Lease (excluding the Leases for the Boynton Beach and the Sarasota Restaurants) designated by Purchasers will have a remaining term after Closing (including any term for which a Purchaser shall have the right to extend) of at least fifteen years on terms acceptable to Purchasers; however, Seller shall not be required to make any payment to obtain any such extension or agree to remain liable during any such extension period.


             ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchasers hereby represent and warrant to Sellers as follows:

     5.1 Organization, Corporate Power, Authorization. Each Purchaser other than WIGEL Partnership is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida and in each other jurisdiction in which it is lawfully required to qualify to conduct business. WIGEL Partnership is a general partnership duly organized under the laws of the State of New York. Each Purchaser has the power and authority to execute and deliver this Agreement, the Note, and the Bill of Sale and Assignment Agreement, and to consummate the transactions contemplated hereby. All company or partnership action on the part of each Purchaser necessary for the authorization, execution, and delivery of this Agreement, the Note, and the Bill of Sale and Assignment Agreement, and performance of all obligations of each Purchaser thereunder has been duly taken.

     5.2 Non-Contravention. The execution and delivery of this Agreement, the Note, and the Bill of Sale and Assignment Agreement by each Purchaser does not and the consummation by each Purchaser of the transactions contemplated hereby and thereby will not violate any provision of its articles of organization or operating agreement or other organizational documents.

     5.3 Validity. This Agreement has been duly executed and delivered by each Purchaser, and constitutes the legal, valid, and binding obligation of each
Purchaser, enforceable against it in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors' rights. When each of Note and the Bill of Sale and the Assignment Agreement has been executed and delivered in accordance with this Agreement, it will constitute the legal, valid, and binding obligation of each Purchaser, enforceable in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors' rights.

     5.4 Litigation Relating to the Agreement. No Purchaser is a party to, or subject to any Order entered in any Action brought by any Government or other Person seeking to prevent the execution of this Agreement or the consummation of the transactions contemplated hereby.

                      ARTICLE VI - COVENANTS OF PURCHASER

     6.1 Purchaser Performance. After the Closing Date, Purchasers shall promptly pay as they become due and otherwise perform all obligations of Seller under the Assumed Liabilities and otherwise perform and fulfill all other obligations with respect to the Assets pertaining to the period after the Closing Date.

     6.2 Confidentiality. In connection with the negotiation of this Agreement, Seller may disclose Confidential Information, as defined below, to Purchasers. Purchasers agree that if the transactions contemplated herein are not consummated, they will return to Seller all documents and other written
information   furnished  to  it.  Purchasers   further  agree  to  maintain  the
confidentiality of any and all Confidential Information of Seller and not disclose any Confidential Information to any Person other than such Person to whom Confidential Information must be disclosed to effect the transactions and who are bound by appropriate non-disclosure agreement or obligations. Purchasers shall not use such Confidential Information for financial gain or in any manner adverse to Seller. The foregoing obligations shall not apply to (i) any information which was known by Purchasers prior to its disclosure by Seller;
(ii) any  information  which was in the public  domain  prior to the  disclosure thereof; (iii) any information which comes into the public domain through no fault of Purchasers; (iv) any information which is disclosed to Purchasers by a third party, other than an affiliate, having the legal right to make such disclosure; or (iv) any information which is required to be disclosed by Order of or legal process issued by any Forum. For purposes of this Section, "Confidential Information" shall mean any and all technical, business, and other information which (a) is possessed or hereafter acquired by Seller and disclosed to Purchasers and (b) derives economic value, actual or potential, from not being generally known to Persons other than Seller, including, without limitation, technical or nontechnical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers, information regarding the business plans and operations of Seller, and the existence of discussions and negotiations between the parties hereto relating to the terms hereof. The restrictions of this Section shall expire three years from the date hereof with respect to any confidential business information that does not constitute a trade secret under applicable law.

     6.3 Seller Employees.

     (a) Purchasers shall offer employment to all ADI Personnel upon terms and conditions substantially equivalent to those provided by Seller; however, Purchasers shall not be required to provide stock options or any stock purchase rights. For a period of twelve months following the Closing, Purchasers shall not employ any person who was an employee of Seller or any subsidiary of Seller on or after April 1, 1998 (other than ADI Personnel), and for a period of eighteen months following the Closing, Purchasers shall not solicit for employment any such person.

     (b) Purchasers shall maintain employee records transferred to Purchasers hereunder for a period of not less than four years and during that period will afford Seller reasonable access to such records during Purchasers' normal business hours. Purchasers shall maintain the confidentiality of such records and limit access thereto in a manner consistent with Purchasers' treatment of its employee records.

     (c) Purchasers agree with respect to ADI Personnel hired by Purchasers: (i) to give such employees credit under Purchasers' benefits plans, programs, and arrangements, including credit for accrued vacation which has been charged to Seller under Section 2.3, for such employees' period of service with Seller, provided that such credit shall only be taken into account under any tax-qualified plan maintained by Purchasers for purposes of determining such employees' eligibility for participation and eligibility to satisfy any hours of service requirement in order to receive an allocation of an employer contribution; (ii) to provide coverage to such employees who are eligible under Purchasers' health, medical, life insurance, and other welfare plans (A) without the need to undergo a physical examination or otherwise provide evidence of insurability; (B) any pre-existing condition or similar limitations or exclusions will be applied by taking into account the period of coverage under Seller's plan; (C) by applying and giving credit for amounts paid for the plan year in which the Closing Date occurs as deductibles, out of pocket expenses, and similar amounts paid by individuals and their beneficiaries.

     6.4 Cooperation. Insofar as such conditions are within their reasonable control or influence, Purchasers shall use their reasonable best efforts to cause the conditions set forth in Article VII to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby. Specifically, but not by way of limitation, Purchasers will (i) use their reasonable best efforts to obtain a commitment letter for financing the transactions contemplated hereby on substantially the terms set forth in Exhibit D (the "Financing Commitment") and to obtain financing on such terms, (ii) promptly provide Franchisor with all information required by Franchisor to determine whether Purchasers will be approved as franchisees with respect to the Territory, (iii) actively pursue an agreement with Franchisor as to the principal terms of franchise and development agreements with respect to the Territory, and (iv) if necessary, file all documents required to obtain approval of the transactions contemplated hereby under the HSR Act within 15 days of the date hereof.


               ARTICLE VII - CONDITIONS PRECEDENT TO THE CLOSING

     7.1 Title Examination and Property Inspection. (a) Purchasers shall have 45 days following receipt of the documents referred to in Section 4.12 (the "Title Inspection Period") to obtain and review (i) current surveys and title insurance commitments with respect to the Owned Real Property ("Owner's Title Commitments") pursuant to which the Title Company will agree to issue at Closing owner's policies of title insurance ("Owner's Title Policies") on American Land Title Association standard Form B-1990, without exceptions except as shown in the Owner's Title Commitments, to be issued by Lawyers Title Insurance Corporation ("Title Company") in an amount in the case of each parcel equal to the purchase price allocated to such parcel of the Owned Real Property pursuant to Section 2.7, and (ii) current surveys and title insurance commitments with respect to the Real Property subject to a Lease (collectively, the "Leased Real Property") (the "Lessee Title Commitments", and collectively with the Owner's Title Commitments, the "Title Commitments") pursuant to which the Title Company will agree to issue at Closing lessee's policies of title insurance ("Lessee's Title Policies") on American Land Title Association standard form of leasehold owner's policy to insure leasehold estates, showing no exceptions except as shown in the Lessee Title Commitments. The Owner's Title Policies shall insure the Purchasers that, upon consummation of the purchase and sale herein contemplated, a Purchaser will be vested with good, fee simple, marketable and insurable title to the Owned Real Property, subject only to the Permitted Encumbrances or arising out of acts of the insured. The Lessee's Title Policies shall insure the Purchasers that, upon consummation of the transactions herein contemplated, Purchasers will be vested with a good, valid, marketable and insurable leasehold estate in and to the Leased Real Property, subject only to the Permitted Encumbrances. Purchasers shall have until the end of the Title Inspection Period in which to furnish Seller a written statement of reasonable objections to exceptions which, in Purchasers' reasonable judgment, would unreasonably interfere with the marketability of the Real Property for restaurant or any commercial use (except as limited by restrictions of record when Seller acquired the Real Property) ("Material Objections"). Seller shall have until the Termination Date to satisfy such Material Objections in all material respects, but Seller shall have no obligation to do so. Seller shall, however, be obligated to remove any liens that can be satisfied by the payment of money or to bond over any liens that can be bonded over. If Seller fails to satisfy all Material Objections in all material respects on or prior to the Termination Date, then Purchasers' sole right and remedy shall be to (i) waive the objections and elect to close, (ii) if no more than two Restaurant sites are subject to unresolved Material Objections, designate one or both of such Restaurants as Excluded Restaurants (provided that no more than two Restaurants collectively under this subsection (a) and under subsection (b) below may be designated as Excluded Restaurants), or (iii) if more than two Restaurant sites are subject to unresolved Material Objections, terminate this Agreement by giving written notice of such termination to Seller. If Purchasers fail to furnish Seller a written statement of Material Objections by the end of the Title Inspection Period with respect to any matter appearing as an exception on a Title Commitment, such matter shall be deemed waived by Purchasers and shall be a Permitted Encumbrance. The parties acknowledge that some of the Leased Real Property may be located in shopping centers, and as such, unless the leased premises are a free standing building located on a separate pad with its own legal description ("Free Standing Premises") the Lessee Title Commitments for such Leased Real Property will contain encumbrances for entire shopping centers. Notwithstanding anything to the contrary contained herein, while Lessee Title Commitments will be delivered for such Leased Real Property, no surveys will be delivered and no Lessee's Title Policies will be issued for Leases unless such

Leases are for Free Standing Premises. Purchasers may not object to title encumbrances for such Leased Real Property that do not affect the premises leased under the Leases, which such encumbrances shall be deemed to be Permitted Encumbrances.

     (b) Property Inspection.

     (A) Between the date of this Agreement and the Closing Date, Purchasers and Purchasers' agents, employees, contractors, representatives and other designees (hereinafter collectively called "Purchasers' Designees") shall have the right to enter the Real Property for the purposes of inspecting the Real Property, conducting soil tests, conducting surveys, mechanical and structural engineering studies, environmental studies, and conducting any other investigations, examinations, tests, and inspections as Purchasers may reasonably require to assess the condition of the Real Property; provided, however, that (i) any activities by or on behalf of Purchasers, including, without limitation, the entry by Purchasers or Purchasers' Designees onto the Real Property, or the other activities of Purchasers or Purchasers' Designees with respect to the Real Property (hereinafter called "Purchasers' Activities") shall not damage the Real Property in any manner whatsoever or disturb or interfere with the rights of any lessor of Leased Real Property; (ii) in the event the Real Property is altered or disturbed in any manner in connection with any Purchasers' Activities, Purchasers shall immediately return the Real Property to the condition existing prior to Purchasers' Activities; (iii) Purchasers shall in no event without Seller's prior written consent disclose the results of any of its investigations, examinations, tests, or inspections to any party (including any Government unless required by law) other than to its lenders, attorneys, consultants, and investors; and (iv) Purchasers shall indemnify, defend, and hold Seller harmless from and against any and all claims, liabilities, damages, losses, costs, and expenses of any kind or nature whatsoever (including, without limitation, attorneys' fees, and expenses and court costs) suffered, incurred or sustained by Seller as a result of, by reason of, or in connection with any Purchasers' Activities. Notwithstanding any provision of this Agreement to the contrary, Purchasers shall not have the right to undertake any environmental studies or testing beyond the scope of a standard "Phase I" evaluation without the prior written consent of Seller and, if applicable, the lessor of any Leased Real Property.

     (B) Purchasers shall have until the Closing Date to perform such investigations, examinations, tests and inspections as Purchasers shall deem necessary or desirable to determine whether the Real Property is subject to any defect that would unreasonably interfere with its use as a restaurant ("Property Defect"). In the event Purchasers shall reasonably determine that the Real Property is subject to a Property Defect, Purchasers shall give written notice to Seller on or before the 45th day following the date hereof (the "Due Diligence Date") except for Property Defects that arise after the Due Diligence Date, notice of which may be given through the Closing Date. If notice of a Property Defect is not timely given, it shall be deemed waived by Purchasers. Upon the receipt of such notice timely given, Seller shall have until the Termination Date to cure any Property Defect (but with no obligation to do so) in all material respects, and if Seller fails to do so, then Purchasers' sole right and remedy shall be to (i) waive such Property Defect and elect to close,
(ii) if no more than two Restaurant sites are subject to unresolved Property Defects, designate one or both of the Restaurants located on the site as Excluded Restaurants (provided that no more than two Restaurants collectively under this subsection (b) and subsection (a) above may be designated as Excluded Restaurants), or (iii) if more than two Restaurant sites are subject to unresolved Property Defects terminate this Agreement by giving written notice to Seller.

     (C) Prior to any entry by Purchasers or any of Purchasers' Designees onto the Real Property, Purchasers shall: (i) procure a policy of commercial general liability insurance, issued by an insurer reasonably satisfactory to Seller, covering all Purchasers' Activities, with a single limit of liability (per occurrence and aggregate) of not less than $1,000,000.00; and (ii) deliver to

Seller a Certificate of Insurance, evidencing that such insurance is in force and effect, and evidencing that Seller has been named as an additional insured thereunder with respect to any Purchasers' Activities. Such insurance shall be written on an "occurrence" basis, and shall be maintained in force until the earlier of (i) the termination of this Agreement and the conclusion of all Purchasers' Activities; or (ii) Closing.

     (D) Purchasers acknowledge that Seller may deliver to Purchasers certain documents and information in possession of Seller or Seller's agents with regard to the Real Property (hereinafter called the "Due Diligence Materials"). The Due Diligence Materials will be provided to Purchasers without any representation or warranty of any kind or nature whatsoever and are merely provided to Purchasers for Purchasers' informational purposes. Until Closing, Purchasers and Purchasers' Designees shall maintain all Due Diligence Materials as Confidential Information.

     7.2 Purchasers' Conditions to Closing. The obligations of Purchasers hereunder are subject to satisfaction of each of the following conditions at or before Closing, the occurrence of which may, at the option of Purchasers, be waived:

     (a) Subject to the matters disclosed in the Disclosure Memorandum, all representations and warranties of Seller in this Agreement shall be true in all material respects on and as of the Closing.

     (b) Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by Seller prior to or on the Closing Date.

     (c) Seller shall have obtained and delivered to Purchasers all consents necessary to transfer and assign the Assets (except for Minor Contracts and those consents relating to Excluded Restaurants) to Purchasers.

     (d) Purchasers and Franchisor shall have entered into a franchise agreement with respect to each Restaurant and development agreements with respect to each ADI in the Territory.

     (e) Purchasers shall have obtained, either from Seller or directly from the issuing authority, all permits, licenses, including liquor licenses, and approvals of all governmental and quasi-governmental authorities necessary for the operation of the Restaurants in accordance with franchise requirements; provided, however, that if Purchasers are unable to obtain from local municipal or county authorities a permit necessary for such operation of the Restaurants, and Purchasers reasonably believe that they will be able to obtain such a permit within two months of the Closing Date, Closing of the transactions contemplated hereunder will not be delayed if Seller delivers to Purchasers a duly executed liquor license management agreement or agreements.

     (f) If applicable, the waiting period under the HSR Act shall have expired or a notification of early termination of the waiting period shall have been received by Purchasers.

     (g) Purchasers shall have obtained the financing described on Exhibit D upon terms and conditions reasonably acceptable to Purchasers or other financing reasonably acceptable to Purchasers.

     (h) Purchasers shall have been issued the Title Policies.

     (i) Seller shall have delivered the items required by Section 2.4(a).

     7.3 Seller's Conditions to Closing. The obligations of Seller hereunder are subject to satisfaction of each of the following conditions at or before Closing, the occurrence of which may, at the option of Seller, be waived:

     (a) All representations and warranties of Purchasers in this Agreement shall be true on and as of the Closing, and Purchasers shall have delivered to Seller a certificate to such effect dated as of the Closing Date.

     (b) Purchasers shall have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with by Purchasers prior to or on the Closing Date.

     (c) Franchisor shall have agreed to terminate the Franchise Agreements, or release the Seller of all its obligations thereunder, effective as of the Closing.

     (d) Seller shall have obtained all the Consents (except those relating to Excluded Restaurants).

     (e) If applicable, the waiting period under the HSR Act shall have expired or a notification of early termination of the waiting period shall have been received by Seller.

     (f) Purchasers shall have delivered the items required by Section 2.4(b).



                         ARTICLE VIII - INDEMNIFICATION

     8.1 Purchaser Claims.

     (a) Seller shall indemnify and hold harmless Purchasers, their successors and assigns, against, and in respect of:

     (i) Any and all damages, claims, losses, liabilities, costs, and expenses incurred or suffered by Purchasers that result from, relate to, or arise out of:

     (A) any and all liabilities and obligations of Seller of any nature whatsoever, except for the Assumed Liabilities;

     (B) any failure by Seller to carry out any covenant or agreement contained in this Agreement;

     (C) except as otherwise provided in Section 9.1, any misrepresentation or breach of warranty by Seller contained in this Agreement, the Disclosure Memorandum, or any certificate, furnished to Purchasers by Seller pursuant hereto; or

     (D) any claim by any Person for any brokerage or finder's fee or commission in respect of the transactions contemplated hereby as a result of Seller's dealings, agreement, or arrangement with such Person.

     (ii) Any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs, and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing including all such expenses reasonably incurred in mitigating any damages resulting to Purchasers from any matter set forth in subsection (i) above.

     (b) Notwithstanding the foregoing, Seller shall have no liability (for indemnification or otherwise) with respect to Section 8.1(a)(i)(C) (and Section 8.1(a)(ii) to the extent the items covered thereby relate back to Section 8.1(a)(i)(C)) unless and until the aggregate liability of Seller thereunder exceeds $500,000, whereupon Seller shall have liability for such indemnification from the first dollar as if such threshold did not exist; provided, however, that liabilities arising with respect to Sections 3.1 through 3.4, 3.5(a), 3.5(b), 3.5(c), 3.7(g), and 3.8 through 3.10 hereof shall not be subject to the foregoing threshold and any liabilities arising with respect to such matters shall not be taken into account in computing aggregate liabilities for the purpose of applying such threshold amount to liabilities arising under other

Sections subject thereto.

     (c) The amount of any liability of Seller under this Section 8.1 shall be computed net of any tax benefit to Purchasers from the matter giving rise to the claim for indemnification hereunder and net of any insurance proceeds received by Purchasers with respect to the matter out of which such liability arose.

     (d) The representations and warranties of Seller contained in this Agreement, the Disclosure Memorandum, or any certificate delivered by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated herein shall survive the consummation of the transactions contemplated herein and shall continue in full force and effect for the periods specified below ("Survival Period"):

     (i) the representations and warranties contained in Section 3.5(d) shall be of no further force and effect after sixty days from the date of the Closing;

     (ii) the representations and warranties contained in Sections 3.1, through 3.4, 3.5(a), 3.5(b), and 3.5(c) and Section 3.7(g) and any obligations arising pursuant to the Deeds shall survive until the expiration of any applicable statues of limitation provided by law; and

     (iii) all other representations and warranties of Seller shall be of no further force and effect after two years from the date of the Closing.

     Anything to the contrary notwithstanding, the Survival Period shall be extended automatically to include any time period necessary to resolve a written claim for indemnification which was made in reasonable detail before expiration of the Survival Period but not resolved prior to its expiration, and any such extension shall apply only as to the claims so asserted and not so resolved within the Survival Period. Liability for any such item shall continue until such claim shall have been finally settled, decided, or adjudicated.

     (e) The covenants contained in Section 4.1 through 4.4 and 4.11 and liability therefor shall survive the Closing. After the Closing, Purchasers may not assert any claim against Seller for breach of any covenant contained in any other Section of Article IV and all such claims shall be deemed to be waived as a result of the Closing.

     (f) Purchasers shall provide written notice to Seller of any claim for indemnification under this Article as soon as practicable; provided, however, that failure to provide such notice on a timely basis shall not bar Purchasers' ability to assert any such claim except to the extent that Seller is actually prejudiced thereby. Purchasers shall use their reasonable best efforts to mitigate any damages, expenses, etc. resulting from any matter giving rise to liability of Seller under this Article.

     8.2 Seller Claims. (a) Purchasers shall jointly and severally indemnify and hold harmless Seller against, and in respect of, any and all damages, claims, losses, liabilities, and expenses, including without limitation, legal accounting and other expenses, which may arise out of: (i) any breach or violation by Purchasers of any covenant set forth herein or any failure to fulfill any obligation set forth herein, including, but not limited to, the obligation to satisfy the Assumed Liabilities; (ii) except as otherwise provided in Section 9.1, any breach of any of the representations or warranties made in this Agreement by Purchasers; (iii) any claim by any Person or any brokerage or finder's fee or commission in respect of the transactions contemplated hereby as a result of Purchasers' dealings, agreement, or arrangement with such Person.

     (b) The amount of any liability of Purchasers under this Section 8.2 shall be computed net of any tax benefit to Seller from the matter giving rise to the claim for indemnification hereunder and net of any insurance proceeds received by Seller with respect to the matter out of which such liability arose.

     8.3 Defense of Third Party  Claims.  With respect to any claim by Seller or

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
Purchasers under Section 8.1 or 8.2, respectively, relating to a third party claim or demand, the indemnitee shall provide the indemnitor with prompt written notice thereof in accordance with Section 10.4 and the indemnitor shall defend, in good faith and at its expense, by legal counsel chosen by it and reasonably acceptable to the indemnitee any such claim or demand, and the indemnitee, at its expense, shall have the right to participate in the defense of any such third party claim. So long as the indemnitor is defending in good faith any such third party claim, the indemnitee shall not settle or compromise such third party claim. In any event the indemnitee shall cooperate in the settlement or compromise of, or defense against, any such asserted claim.

     8.4 Exclusive  Remedies.  The rights and remedies of the parties under this
Article VIII shall be the sole and exclusive rights and remedies that either party may seek for any misrepresentation, breach of warranty, or failure to fulfill any covenant or agreement under this Agreement, except that either party may seek specific performance or injunctive relief.

     8.5 Settlement of Disputes.

     (a) Arbitration. All disputes with respect to any claim for indemnification under this Article VIII and all other disputes and controversies of every kind and nature between the parties hereto arising out of or in connection with this Agreement shall be submitted to arbitration pursuant to the following procedures:

     (i) After a dispute or controversy arises, either party may, in a written notice delivered to the other party, demand such arbitration. Such notice shall designate the name of the arbitrator appointed by such party demanding arbitration, together with a statement of the matter in controversy;

     (ii) Within 30 days after receipt of such demand, the other party shall, in a written notice delivered to the other party, name such party's arbitrator. If such party fails to name an arbitrator, then the second arbitrator shall be named by the American Arbitration Association ("AAA"). The two arbitrators so selected shall name a third arbitrator within 30 days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA;

     (iii) The arbitration hearing shall be held in Orlando, Florida. The Commercial Arbitration Rule of the AAA shall be used and the substantive laws of the State of Florida (excluding conflict of laws provisions) shall apply;

     (iv) An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, shall deal with the question of costs of the arbitration and all related matters, including the award of attorneys' fees to the prevailing party as determined by majority decision of the arbitrators, and judgment on such award may be entered by either party in a court of competent jurisdiction; and

     (v) Except as set forth in subsection (b) below, the parties stipulate that the provisions of this Section 8.5 shall be a complete defense to any suit, action or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

     (b) Emergency Relief. Notwithstanding anything in this Section 8.5 to the contrary, either party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy.

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
                            ARTICLE IX - TERMINATION

     9.1 Termination.

     (a) This Agreement may be terminated as follows:

     (i) At any time by the mutual consent of Seller and Purchasers;

     (ii) By Purchasers pursuant to Section 7.1;

     (iii) By Seller if Purchasers shall not have (i) obtained and provided a copy of a Financing Commitment to Seller within 30 days from the date hereof,
(ii) been approved hereof as franchisees with respect to the Territory by Franchisor within 45 days of the date hereof, (iii) reached agreement with Franchisor as to a development schedule and other material terms of franchise and development agreements with respect to the Territory within 45 days from the date hereof; or

     (iv) By either Seller or Purchasers, at their sole election, at any time after the Termination Date, if the Closing shall not have occurred on or prior to such date.

     (b) In the event of the termination of this Agreement pursuant to subparagraph (a)(iv) above because Seller or any Purchaser, as the case may be, shall have willingly failed to fulfill its obligations hereunder, the other party shall, subject to Section 8.5, be entitled to pursue, exercise, and enforce any and all remedies, rights, powers, and privileges available to it at law or in equity.

     (c) If any of the warranties made in this Agreement:

     (i) will be or would be, at Closing (as if they had been given again at Closing) not complied with or otherwise untrue or inaccurate in any material respect (but was when given not so untrue or inaccurate), then the party in receipt of that warranty (the "Warrantee") shall be entitled by notice in writing to the party giving that warranty (the "Warrantor") to terminate this Agreement, but shall not be entitled to any other rights or remedies, including the right to claim damages, and failure to exercise this right shall constitute a waiver of any other rights of the Warrantee arising out of any breach of such warranty; or

     (ii) was, when given, untrue or inaccurate in a material respect, then the Warrantee shall be entitled by notice in writing to the Warrantor to terminate this Agreement (in addition to and without prejudice to all other rights and remedies available to it including the right to claim damages), and failure to exercise this right shall not constitute a waiver of any other rights of the Warrantee arising out of any breach of such warranty.


     (d) Section 6.2, Article VIII, and Article X hereof shall survive the termination of this Agreement.


                           ARTICLE X - MISCELLANEOUS

     10.1 Expenses. (a) Each party hereto shall pay its own legal, accounting, and similar expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement, and the consummation of the transactions contemplated hereby.

     (b) Purchasers shall pay all filing fees required under the HSR Act, if applicable.

     (c) Seller shall pay the costs of obtaining title insurance with respect to the Real Property (provided that Florida properties are insured by a single

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
policy for an aggregate value of no more than $35,000,000) and all transfer, intangible, recording, and documentary taxes, stamps, and fees with respect to the transfer of the Owned Real Property and the Leases. Purchasers shall pay the cost of all surveys, and all environmental investigations, studies, and reports, and all other costs of any investigation of the Assets, the Restaurants, or the Business by Purchasers.

     (d) Purchasers shall pay any costs associated with the transfer of any Permits and the cost of obtaining liquor licenses or other Permits that are not assignable.

     (e) The parties shall split equally the cost of any sales taxes, transfer taxes, documentary stamp taxes, or other taxes imposed with respect to the transfer of any Assets constituting personal property.

     (f) Seller shall pay the cost of performing the physical inventory at Closing.

     (g) Seller shall pay the costs of obtaining any Consents, except as provided in Section 4.9(d).

     (h) Following the Closing, Seller shall pay to Purchasers on a monthly basis as billed the amount of all gift certificates issued by Seller prior to the Closing and redeemed thereafter.

     10.2 Contents of Agreement; Parties in Interest; etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and constitutes a complete statement of the terms of such transaction. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Neither party has been induced to enter into this Agreement in reliance on, and has not relied upon, any statement, representation, or warranty of the other party not set forth in this Agreement, the Disclosure Memorandum, or any certificate delivered pursuant to this Agreement.

     10.3 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchasers.

     10.4 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telecopy or by first class registered or certified United States Mail, with proper postage prepaid, as follows:

If to Seller, to:                           With a required copy to:

Apple South, Inc.                           Kilpatrick Stockton LLP
Hancock at Washington                       1100 Peachtree Street, Suite 2800
Madison, Georgia  30650                     Atlanta, Georgia  30309
Attention:  Louis J. (Dusty) Profumo        Attention:  Larry D. Ledbetter, Esq.
Fax:  706-343-2434                          Fax:  404-815-6555


If to Purchasers:                           With a required copy to:

Florida Apple North, L.L.C.                 Chopin, Miller & Yudenfreund
551 Madison Avenue                          440 Royal Palm Way
2nd Floor                                   Suite 200
New York, New York  10022                   Palm Beach, Florida  33480
Attention:  Gregory Georgas                 Attention:  L. Frank Chopin
Fax:  212-317-2900                          Fax:  561-655-9508


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
or to such other address or person as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date actually delivered, or if mailed, four days after deposit in the U. S. Mail properly addressed with adequate postage affixed.

     10.5 FLORIDA LAW TO GOVERN. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

     10.6 Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     10.8 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.9 Public Announcements. Seller will prepare and, subject to Purchasers' review and approval, release all press announcements relating to this Agreement and the transaction contemplated herein as Seller may find necessary. Except to the extent required by law, Purchasers shall refrain from issuing any press release, publicity statement, or other public notice relating to this Agreement or the transaction contemplated hereby without Seller's prior written approval.

     10.10 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

     10.11 Disclaimer of Warranties. OTHER THAN TO THE EXTENT OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT OR IN ANY OTHER DOCUMENTS DELIVERED PURSUANT TO SECTION 2.4(a), SELLER DOES NOT, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER, WITH RESPECT TO THE ASSETS, AND ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED. PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE ASSETS (INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITION THEREOF) AND RELY UPON SAME AND, UPON CLOSING, SHALL ASSUME THE RISK THAT ADVERSE MATTERS MAY NOT HAVE BEEN REVEALED BY PURCHASERS' INSPECTIONS AND INVESTIGATIONS EXCEPT TO THE EXTENT OF REPRESENTATIONS AND WARRANTIES MADE BY SELLER HEREIN. SELLER SHALL SELL AND CONVEY TO PURCHASERS, AND PURCHASER SHALL ACCEPT, THE ASSETS "AS IS", "WHERE IS", AND WITH ALL FAULTS EXCEPT TO THE EXTENT OF REPRESENTATIONS AND WARRANTIES MADE BY SELLER HEREIN, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE ASSETS BY SELLER. EXCEPT TO THE EXTENT OF REPRESENTATIONS AND WARRANTIES MADE BY SELLER HEREIN, SELLER MAKES, AND SHALL MAKE, NO EXPRESS OR IMPLIED WARRANTY OF SUITABILITY OR FITNESS OF ANY OF THE ASSETS FOR ANY PURPOSE, OR AS TO THE MERCHANTABILITY, ENVIRONMENTAL CONDITION, TITLE, VALUE, QUALITY, QUANTITY, CONDITION OR SALABILITY OF ANY OF THE ASSETS, OR AS TO THE PRESENCE ON OR ABSENCE FROM THE ASSETS OF ANY HAZARDOUS MATERIAL. THE TERMS AND CONDITIONS OF THIS SECTION 10.11 SHALL SURVIVE THE CONSUMMATION OF THE PURCHASE AND SALE OF THE ASSETS ON THE CLOSING DATE WITHOUT REGARD TO ANY GENERAL LIMITATIONS UPON SURVIVAL SET FORTH IN THIS AGREEMENT. THE LIMITATIONS SET FORTH IN THIS SECTION SHALL IN NO WAY LIMIT ANY WARRANTY FROM ANY THIRD PARTY.

     10.12 Time. Time is and shall be of the essence of this Agreement.


                                      [Signatures Located on Following Pages]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                                     SELLER:

                                                     APPLE SOUTH, INC.

                                               By:
                                                     Name:
                                                     Title:


                                                     PURCHASERS:

                                                     FLORIDA APPLE NORTH, L.L.C.


                                                     By:
                                                     Name:
                                                     Title:


                                                     FLORIDA APPLE SOUTH, L.L.C.


                                                     By:
                                                     Name:
                                                     Title:


                                                     FLORIDA APPLE WEST, L.L.C.


                                                     By:
                                                     Name:
                                                     Title:


                                                     WIGEL PARTNERSHIP


                                                     By:
                                                     Name:
                                                     Title:

                           EXHIBIT TABLE OF CONTENTS


EXHIBIT                 TITLE

     A                  Bill of Sale and Assignment Agreement

     B                  Opinion of Seller's Counsel

     C                  Opinion of Purchaser's Counsel

     D                  Terms of Financing Commitment

     E                  Form of Note




     Exhibits to this agreement are not filed pursuant to Item 601(b)(2) of SEC Regulation S-K. By the filling of this Form 10-Q, the Registrant hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.






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